Exhibit 10.66

FOXO TECHNOLOGIES INC.
INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (The “Agreement”) is made as of the 24th day of July 2024, and is by and between Foxo Technologies Inc., Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Bret Barnes (hereinafter referred to as the “Director”).

BACKGROUND

Director has been a member of The Board of Directors of the Company from November 2021. Company desires to ensure the continued appointment of the Director and to have the Director perform the duties of an independent director and the Director desires to continue appointment for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES. The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Delaware Business Corporation Law or any other applicable governing statute (the “Law”). The Director agrees to devote as much time as is necessary to perform completely the duties as the Director of the Company, including duties as a member of the Audit Committee and such other committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Law.

2. TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3. COMPENSATION. Director has not received any form of remuneration since 8th September 2022. As consideration for services rendered from this date Company will compensate Director with a cash payment of $50,000, when this can’t be paid an additional $5k per month until satisfied. In addition to 400,000 shares of Foxo common stock. Such shares will be granted piggy back registration rights in the Company’s next S1 registration. For all future services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director a fee of $5,000 per month, beginning in the month on the date that this agreement is executed. Such fee may be adjusted from time to time as agreed by the parties.

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5. CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

7. TERMINATION. With or without cause, the Company and the Director may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the Director with immediate effect at any time for any reason.

8. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Director, to the full extent allowed by the laws of the Delaware or any other applicable jurisdiction under which the Company or any successor entity of the Company may be incorporated or organized, and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of shareholders or disinterested directors or otherwise, both as to action in the Director’s official capacity and as to action in another capacity while holding such office. The Company and the Director are executing an indemnification agreement in the form attached hereto as Exhibit A.

9. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

11. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

12. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

14. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

Foxo Technologies Inc.

By:	/s/ Mark White
Name:	Mark White
Title:	Interim Chief Executive Officer

Independent Director

/s/ Bret Barnes
Name:	Bret Barnes
Address:	2722 Fernglen Rd. Carlsbad, CA. 92008

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EXHIBIT A

Form of Indemnification Agreement

(Separately attached)

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